The Grilled Cheese Truck

EVENT CATERING AGREEMENT

It is hereby agreed on _______________________ in Los Angeles, CA by and between The Grilled Cheese Truck (TGCT) and ______________________ (CLIENT) of that TGCT will cater Client's event located at: __________________________________         __________________________________ on _______________ for _____ guests, with an operating time of ____________________ to __________________ in consideration for the payments and deposits as set forth below.

CATERING SERVICES

FOOD SERVICE: Client shall pay to The Grilled Cheese Truck for food as set forth in the attached Menu the sum of for breakdown of charges (see attached invoice).

SERVICE PERSONNEL: TGCT shall provide experienced, efficient and courteous service personnel to ensure smooth preparation and service. Client understands that the initial proposal, (including staff, food, beverages and other respective items) is considered an estimate therefore subject to an increase or decrease based upon final site inspection. In the event that event is canceled for any reason, or guest count is less than expected, client is responsible to pay 50% of the staff pay rate for all staff persons confirmed as of three (3) days before the event.

CUSTOMARY SERVICE CHARGE: In addition, Client shall pay to TGCT a customary service charge of 15% on the aggregate of Food Service, and any other services billed through the Grilled Cheese Truck.

Please INITIAL here _________

TRAVEL FEE: Additionally, if the Event is outside of an 8 mile radius from our downtown location, Client shall pay to TGCT a Travel Fee from our downtown location to the Event location.

Please INITIAL here _________

TGCT EVENT CATERING AGREEMENT (CONT.)

CITY PERMIT: Client understands that if they live outside of the City of Los Angeles, they must check with their city regarding it’s requirements for allowing TGCT to operate within that city’s limits. If permits are required, Client agrees to pay the cost of said Permits and agrees to aid TGCT in obtaining said permits.

Please INITIAL here _________

PARKING OF THE TRUCK: Client understands that they must provide a flat space, free of foliage and no less than 30 feet long for TGCT to park in.

This parking space must either be:

1. A Private parking area

2. Reserved street parking

Client must verify that TGCT has permission to park at the event location site. If, for any reason, TGCT is unable to park at the event, all monies for the event in full, will be retained by TGCT.

Additionally, Client understands that TGCT cannot drive up hills with a greater than 30% grade.

Please INITIAL here _________

GUEST COUNT CONFIRMATION: Menu prices are based on a guaranteed minimum number of guests. Client agrees to notify TGCT with the final guest count no later than three (3) working days prior to the event. If TGCT is not notified within (3) working days, the expected number of guests will then become the guaranteed number of guests. If the guaranteed number is increased within the (3) days, CLIENT will be charged accordingly, provided TGCT is able to accommodate the additional guest count. TGCT will not be responsible for food shortage if actual guest count is greater than the guaranteed count. Additional guests not included in the final guest count will be billed the day after the event. A drop in guest count below the guaranteed minimum will necessarily result in a price increase per person.

Please INITIAL here _________

TGCT EVENT CATERING AGREEMENT (CONT.)

ALLIED SERVICES: TGCT may, at the request of CLIENT, arrange for & coordinate certain services (such as rentals, valet parking or entertainment) through qualified local companies. Charges for such allied services, if so designated, shall be billed directly to CLIENT & paid separately; the total charges specified in the agreement will not include these charges. TGCT neither warrants nor guarantees such services & CLIENT assumes full responsibility & control for their employment.

WEDDING CATERING & Coordination: If for any reason a ceremony does not take place, CLIENT agrees to pay in full the balance for the entire event on the event day.

CANCELLATIONS: If the event is canceled prior to seven (7) days before the event, TGCT shall retain fifty (50%) percent of CLIENT deposit. If the event is cancelled within (7) days of the event date, total amount of the deposit shall be retained by TGCT as liquidated damages. CLIENT understands that these sums are not penalties, but represent a reasonable endeavor by the parties hereto to estimate a fair compensation for the foreseeable losses that might result to TGCT from the cancellation of the CLIENT.

HOLD HARMLESS CLAUSE: For valuable consideration, receipt of which is hereby acknowledged, CLIENT hereby indemnifies & holds TGCT harmless from any liability or responsibility for any personal injury or damages as the result of the negligence, omission, or mistake of TGCT, its employees, or agents.

DEPOSIT AND PAYMENT TERMS: If the foregoing arrangements meet with CLIENT approval, please sign this agreement where indicated & return with CLIENT’S deposit __________ by the date(s) specified.

The balance of the total charges & any additional CLIENT approved charges shall be due on the last business day prior to the day of the event.

A final invoice detailing any CLIENT approved charges not included in agreement (for example, overtime, additional guests, additional rentals, etc.) may be mailed to CLIENT within one week of the event date. Payment of this invoice will be due upon receipt. A late charge of 1.5% will be added for any unpaid balance after 30 days from the date of the event.

FOR COST BREAKDOWN OF EVENT, PLEASE SEE ATTACHED INVOICE

TGCT EVENT CATERING AGREEMENT (CONT.)

PAYMENT AND OTHER PROVISIONS:

Upon execution of this agreement, Client shall agree to return a signed copy of this contract with 50% deposit and pay a balance of event total on ___________. Payment is based on full count of _____ guests.

In the event that Client has additional guests, TGCT will be prepared to accommodate Client by providing additional food. Client will be billed the following business day for all additional guests. Please remember, as is customary with all rental companies, Client is responsible for any missing or damaged rental items. On the day of your event, should there be a need for additional beverages or rental items, TGCT will coordinate and secure the required needs. The respective vendor will bill the Client accordingly.

Dave Danhi	Client
President
The Grilled Cheese Truck, TGCT
Grilled Cheese Incorporated

DATE	DATE

PAYMENT SCHEDULE
Total:
Deposit:
Balance Due:	DUE:

Please remit all payments to:

The Grilled Cheese Truck Inc.

12923 South Budlong Ave.

Gardena, CA 90247

TGCT REF #  0